Exhibit 23.2

The Board of Directors
SulphCo, Inc:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2005, with respect to the statements of operations, stockholders’ deficiency and cash flows of SulphCo, Inc. for the year ended December 31, 2004.

/s/ Mark Bailey & Company, Ltd.
Mark Bailey & Company, Ltd
Reno, Nevada

August 28, 2007